Exhibit 99.1
KIMBALL ELECTRONICS, INC. RELEASES 2022 ENVIRONMENTAL, SOCIAL & GOVERNANCE REPORT
JASPER, Ind.--(BUSINESS WIRE)-- Kimball Electronics, Inc. (Nasdaq: KE) today announced the release of its 2022 Environmental, Social & Governance (ESG) Report, themed “Poised to Make an Impact,” highlighting the Company’s ongoing efforts to operate sustainably and responsibly in calendar year 2022.
The Company’s annual ESG report provides an in-depth analysis of Kimball Electronics’ ESG initiatives, including the many examples of how the Company demonstrates its purpose of Creating Quality for Life in its communities through positive environmental and societal impacts and projects. Some of the achievements for calendar year 2022 included the following:
•A 36% reduction in greenhouse gas emissions since 2014
•A 26% reduction in air emissions since 2014
•Donations of over $330,000 in time and money toward worthy causes worldwide
•The adoption of globally recognized ESG reporting standards
“We want our reporting to show how we proactively address challenges both in our business and to our stakeholders, and that we recognize the connection between significant ESG issues and the long-term value we deliver to Share Owners,” stated Don Charron, in the report’s CEO Message to stakeholders.
Mr. Charron, who retired February 28, 2023, and was succeeded by Ric Phillips, penned the ESG message as one of his last public letters as the Company’s top executive, a fitting farewell since the report covers happenings during his last full calendar year of leadership.
The latest report also demonstrates both the Company’s decision to strengthen its ESG disclosures and the importance of ESG in its business strategy and global operations.
“This year represents a milestone for Kimball Electronics,” said Doug Hass, Chief Legal & Compliance Officer. “The standardization of our ESG data disclosures helps us to build trust with those who use our data to make more informed decisions about us. All of these sustainability efforts help us meet our stakeholder needs, regulatory requirements, and DEI&B goals; contribute to the prosperity and quality of life of our global community; and deliver long-term, sustainable profits for our Share Owners.”
The full version of the 2022 ESG Report at www.kimballelectronics.com/esg includes ESG reporting that complies with the Sustainability Accounting Standards Board’s Electronic Manufacturing Services & Original Design Manufacturing standard and the Task Force on Climate-Related Financial Disclosures. It also documents how the Company’s ESG priorities align with and support the United Nations Global Compact’s Ten Principles and the UN Sustainable Development Goals. The Company will also make the 2022 ESG Report available in an interactive format.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.